UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 27, 2018

Solitron Devices, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-04978	22-1684144
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3301 Electronics Way, West Palm Beach, Florida		33407
(Address of Principal Executive Offices)		(Zip Code)

(561) 848-4311

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 2 – Financial Information

Item 2.02.	Results of Operations and Financial Condition.

On February 27, 2018, Solitron Devices, Inc. (“Solitron” or the “Company”) issued a press release announcing preliminary financial results for the third quarter and nine months of fiscal year 2018 ended November 30, 2017. Solitron also provided an update on the status of its inventory adjustment, including that the Audit Committee has determined it is appropriate to conduct an investigation pertaining to certain matters relating to the Company's historical inventory reserves. A copy of the press release is furnished hereto as Exhibit 99.1.

Section 5 – Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 27, 2018, the Company entered into an employment agreement with Mr. Mark Matson, the Company's President and Chief Operating Officer, effective as of February 27, 2018 (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Matson will serve as President and Chief Operating Officer of the Company for a term of three years with automatic one-year renewal periods unless either party gives written notice of such party's election not to renew the Employment Agreement at least 120 days prior to the end of the term.

Under the terms of the Employment Agreement, Mr. Matson is entitled to an annual base salary of $160,000, which may be increased as determined by the Compensation Committee or Board of Directors. Mr. Matson will also receive a grant of an option exercisable for 220,000 shares of Company common stock, subject to shareholder approval of the stock incentive plan pursuant to which the grant is made. One-half of the option shall vest and become exercisable on the first anniversary of the Effective Date with an exercise price of $4.25 or the fair market value on the date of grant, one-quarter of the option shall vest and become exercisable on the second anniversary of the Effective Date with an exercise price equal to the greater of $5.00 or the fair market value on the grant date, and one-quarter of the option shall vest and become exercisable on the third anniversary of the Effective Date with an exercise price equal to the greater of $5.00 or the fair market value on the grant date. The Employment Agreement provides Mr. Matson with numerous benefits, including health insurance coverage for Mr. Matson and his qualified dependents, disability insurance with a maximum benefit of 80% of his base salary for a 36-month period, life insurance in the amount of $1,000,000, a vehicle allowance not to exceed $1,250 per month, the use of a Company apartment or house (which will also be used by other Company employees, contractors, and consultants), reimbursement for monthly cellular charges, paid vacation for three weeks, and such additional benefits and perquisites provided to similar situated employees.

In the event of a termination by the Company without cause (as defined in the Employment Agreement), which includes a non-renewal by the Company, Mr. Matson will be entitled to severance in the amount of three times his base salary and reimbursement for the monthly COBRA premium for a 36-month period. Additionally, any unvested options held by Mr. Matson will vest immediately upon a termination by the Company without cause.

Mr. Matson has agreed to certain confidentiality, non-compete and non-solicitation covenants in the Employment Agreement. Mr. Matson has also agreed to license to the Company his Accountable, Collaborative and Transparent system (the “ACT System”) in return for the Company taking commercially reasonable measures to obtain one or more intellectual property registrations for the ACT System.

The above summary of the Employment Agreement for Mr. Matson is qualified in its entirety by reference to the Employment Agreement filed herewith as Exhibit 10.1 and incorporated herein by reference.

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Section 7 – Regulation FD

Item 7.01	Regulation FD Disclosure.

The information set forth under “Item 2.02 Results of Operations and Financial Condition” of this Current Report on Form 8-K is incorporated by reference into this Item 7.01.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated February 27, 2018, by and between Solitron Devices, Inc. and Mark Matson.

99.1	Press Release issued by Solitron Devices, Inc. on February 27, 2018.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLITRON DEVICES, INC.

March 5, 2018	/s/ Tim Eriksen
Tim Eriksen Chief Executive Officer and Interim Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated February 27, 2018, by and between Solitron Devices, Inc. and Mark Matson.

99.1	Press Release issued by Solitron Devices, Inc. on February 27, 2018.

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